Exhibit 10.1
THE MERIDIAN RESOURCE & EXPLORATION LLC
RETENTION INCENTIVE COMPENSATION PLAN
(As Adopted Effective July 3, 2008)

THE MERIDIAN RESOURCE & EXPLORATION LLC
RETENTION INCENTIVE COMPENSATION PLAN
(As Adopted Effective July 3, 2008)
WITNESSETH:
     WHEREAS, The Meridian Resource & Exploration LLC, a limited liability company organized and existing under the laws of the State of Delaware (the “Sponsor”), desires to establish The Meridian Resource & Exploration LLC Retention Incentive Compensation Plan (the “Plan”) for the benefit of certain employees and consultants of the Sponsor and affiliates of the Sponsor; and
     WHEREAS, the Plan intended to be a bonus program exempt from coverage under the Employee Retirement Income Security Act of 1974, as amended, pursuant to Department of Labor regulation section 2510.3-2(c);
     NOW THEREFORE, the Sponsor hereby adopts the Plan effective July 1, 2008, as follows.

THE MERIDIAN RESOURCE & EXPLORATION LLC
RETENTION INCENTIVE COMPENSATION PLAN

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TABLE OF CONTENTS
(continued)

		Page

8.04	Withholding	8
8.05	Amendment	8
8.06	Severability	8
8.07	Arbitration	8
8.08	Governing Law	9

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THE MERIDIAN RESOURCE & EXPLORATION LLC
RETENTION INCENTIVE COMPENSATION PLAN
ARTICLE I
DEFINITIONS AND CONSTRUCTION
     1.01 Definitions. The words and phrases defined in this Article shall have the meaning set out in the definitions below unless the context in which the word or phrase appears reasonably requires a broader, narrower or different meaning. These definitions shall apply solely for purposes of this Plan.
     “Affiliate” means any entity which is a member of the same controlled group of corporations (within the meaning of section 414(b) of the Code) or which is a trade or business (whether or not incorporated) that is under common control (within the meaning of section 414(c) of the Code), or which is a member of an affiliated service group (within the meaning of section 414(m) of the Code) with TMRX.
     “Base Compensation” means a Participant’s annualized base salary or wages from the Company from the Company (as defined in section 3401(a) of the Code for purposes of federal income tax withholding) or net earnings from self employment from the Company (as defined in section 1402(a) of the Code) for the 2008 calendar year (determined as of July 1, 2008), modified by including any portion thereof that such Participant could have received in cash in lieu of (a) Participant deferrals pursuant to any nonqualified deferred compensation plan or (b) elective contributions made on his behalf by the Company pursuant to a qualified cash or deferred arrangement described in section 401(k) of the Code and any elective contributions under a cafeteria plan described in section 125, and modified further by excluding any bonus; incentive compensation; commissions; expense reimbursements or other expense allowances; fringe benefits (cash and noncash); moving expenses; deferred compensation (other than (a) Participant deferrals pursuant to any nonqualified deferred compensation arrangement or (b) elective contributions to the Company’s qualified cash or deferred arrangement described in section 401(k) of the Code); welfare benefits as defined in the Employee Retirement Income Security Act of 1974, as amended; overtime pay; special performance compensation amounts; supplemental wage payments; and severance compensation.
     “Board” means the Board of Directors of TMRX.
     “Change in Control Transaction” means a change in the ownership of the Common Stock of TMRX or a sale of substantially all of the assets of TMRX that, in either case, qualifies as a “change in control event” within the meaning of Department of Treasury Regulation section 1.409A-3(i)(5).
     “Code” means the Internal Revenue Code of 1986, as amended from time to time.
     “Committee” means the Executive Officers of TMRX.

     “Company” means the Sponsor and any Affiliate that adopts the Plan pursuant to the provisions of Article VII.
     “Eligible Individual” means an employee of a Company who is not an Executive Officer of TMRX or a director of TMRX. “Eligible Individual” also means a consultant of the Company or an Affiliate who is not a director of TMRX.
     “First Payment Date” has the meaning ascribed to that term in Section 4.01.
     “First Retention Incentive” has the meaning specified in Article III.
     “Notice of Participation” has the meaning specified in Section 2.02.
     “Participant” means an Eligible Individual who has been selected to participate in the Plan pursuant to Section 2.02.
     “Plan” means The Meridian Resource & Exploration LLC Retention Incentive Compensation Plan, as amended from time to time.
     “Second Payment Date” has the meaning ascribed to that term in Section 4.01.
     “Second Retention Incentive” has the meaning specified in Article III.
     “Section 409A” means section 409A of the Code and the Department of Treasury rules and regulations issued thereunder.
     “Separation From Service” has the meaning specified in Section 409A.
     “Sponsor” means The Meridian Resource & Exploration LLC, a Delaware limited liability company.
     “TMRX” means The Meridian Resource Corporation, a Texas corporation, and any successor, by merger or otherwise.
     1.02 Number and Gender. Wherever appropriate herein, words used in the singular shall be considered to include the plural and words used in the plural shall be considered to include the singular. The masculine gender, where appearing in the Plan, shall be deemed to include the feminine gender.
     1.03 Headings. The headings of Articles and Sections herein are included solely for convenience, and if there is any conflict between such headings and the text of the Plan, the text shall control.
ARTICLE II
PARTICIPATION
     2.01 Eligibility. Eligibility for participation in the Plan shall be limited to Eligible Individuals.

     2.02 Participation. Participation in the Plan shall be determined by the Committee. Each individual approved for participation in the Plan shall be notified in writing of his or her selection. Unless such notification (the “Notice of Participation”) is delivered to an Eligible Individual by the Committee the Eligible Individual shall not be a Participant. Unless a Participant signs and returns to the Committee a copy of the Notice of Participation prior to the First Payment Date, he or she shall not be eligible to receive payments under the Plan.
ARTICLE III
RETENTION INCENTIVE OPPORTUNITIES
     Subject to Article V, the Company shall pay to the Participant an amount equal to 16.6 percent of the Participant’s Base Compensation (the “First Retention Incentive”). The Participant shall not earn the First Retention Incentive unless he or she is employed by the Company on the First Payment Date and has signed and returned to the Committee a copy of his or her Notice of Participation prior to the First Payment Date. As an inducement for the Participant to remain in the employ of the Company until the Second Payment Date, subject to Article V, the Company shall pay to the Participant an amount equal to 33.4 percent of the Participant’s Base Compensation (the “Second Retention Incentive”). The Participant shall not earn the Second Retention Incentive unless he is employed by the Company on the Second Payment Date.
ARTICLE IV
PAYMENT OF BENEFITS
     4.01 Time of Payment of Retention Incentives. The Company shall pay to the Participant his First Retention Incentive, to the extent not forfeited pursuant to Article V, on July 3, 2008 (the “First Payment Date”). The Company shall pay to the Participant his Second Retention Incentive, to the extent not forfeited pursuant to Article V, on the earlier to occur of (1) March 31, 2009, or (2) the date of the closing of a Change in Control Transaction (the “Second Payment Date”).
     4.02 Form of Payment of Benefits. All benefit payments shall be made in cash.
     4.03 Payment to Alternate Payee Under Domestic Relations Order. Plan benefits that are awarded to an alternate payee in a domestic relations order shall be paid to the alternate payee at the time and in the form directed in the domestic relations order. A domestic relations order may not provide for a time or form of payment that is not permitted under the Plan. A domestic relations order will be disregarded to the extent it awards an alternate payee any benefits in excess of the applicable Participant’s vested retention incentive under the Plan.
ARTICLE V
FORFEITURE OF BENEFITS
     If the Participant incurs a Separation From Service for any reason before the First Payment Date, he shall forfeit his First Retention Incentive. If the Participant incurs a Separation From Service for any reason before the Second Payment Date, he shall forfeit his Second Retention Incentive.

ARTICLE VI
ADMINISTRATION OF THE PLAN
     6.01 Resignation and Removal. The members of the Committee serving as the Committee shall serve at the pleasure of the Board. At any time during his term of office, any member of the Committee may resign by giving written notice to the Board, such resignation to become effective upon the appointment of a substitute or, if earlier, the lapse of thirty days after such notice is given as herein provided. At any time during its term of office, and for any reason, any member of the Committee may be removed by the Board.
     6.02 Records and Procedures. The Committee shall keep appropriate records of its proceedings and the administration of the Plan and shall make available for examination during business hours to any Participant, such records as pertain to that individual’s interest in the Plan.
     6.03 Compensation and Bonding. The members of the Committee shall receive no compensation with respect to their services on the Committee. To the extent permitted by applicable law, the members of the Committee shall not furnish bond or security for the performance of their duties hereunder.
     6.04 Committee Powers and Duties. The Committee shall supervise the administration and enforcement of the Plan according to the terms and provisions hereof and shall have all powers necessary to accomplish these purposes, including, but not limited to, the right, power, and authority:
     (a) to make rules, regulations, and bylaws for the administration of the Plan that are not inconsistent with the terms and provisions hereof, and to enforce the terms of the Plan and the rules and regulations promulgated thereunder by the Committee;
     (b) to construe in its discretion all terms, provisions, conditions, and limitations of the Plan;
     (c) to correct any defect or to supply any omission or to reconcile any inconsistency that may appear in the Plan in such manner and to such extent as it shall deem in its discretion expedient to effectuate the purposes of the Plan;
     (d) to employ and compensate such accountants, attorneys, investment advisors, and other agents, employees, and independent contractors as the Committee may deem necessary or advisable for the proper and efficient administration of the Plan;
     (e) to determine in its discretion all questions relating to eligibility;
     (f) to determine whether and when a Participant has incurred a Separation From Service; and
     (g) to make a determination in its discretion as to the right of any individual to a benefit under the Plan and to prescribe procedures to be followed by distributees in obtaining benefits hereunder.

     6.05 Reliance Upon Documents, Instruments, etc. The Committee may rely upon any certificate, statement or other representation made on behalf of the Company or any Participant, which the Committee in good faith believes to be genuine, and on any certificate, statement, report or other representation made to it by any agent or any attorney, accountant or other expert retained by it or the Company in connection with the operation and administration of the Plan.
     6.06 Claims Review Procedures; Claims Appeals Procedures.
     (a) Claims Review Procedures. When a benefit is due, the Participant, or the person entitled to benefits under the Plan, should submit a claim to the office designated by the Committee to receive claims. Under normal circumstances, the Committee will make a final decision as to a claim within 90 days after receipt of the claim. If the Committee notifies the claimant in writing during the initial 90-day period, it may extend the period up to 180 days after the initial receipt of the claim. The written notice must contain the circumstances necessitating the extension and the anticipated date for the final decision. If a claim is denied during the claims period, the Committee must notify the claimant in writing, and the written notice must set forth in a manner calculated to be understood by the claimant:
(1) the specific reason or reasons for the denial;
(2) specific reference to the Plan provisions on which the denial is based; and
(3) a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary.
If a decision is not given to the Participant within the claims review period, the claim is treated as if it were denied on the last day of the claims review period.
     (b) Claims Appeals Procedures. For purposes of this Section 6.06, the Participant or the person entitled to benefits under the Plan is referred to as the “claimant.” If a claimant’s claim made pursuant to Section 6.06(a) is denied and he wants a review, he must apply to the Committee in writing. The written application can include any arguments, written comments, documents, records, and other information relating to the claim for benefits. In addition, the claimant is entitled to receive upon request and free of charge reasonable access to and copies of all information relevant to the claim. For this purpose, “relevant” means information that was relied upon in making the benefit determination or that was submitted, considered or generated in the course of making the determination, without regard to whether it was relied upon in making the benefit determination, and information that demonstrates compliance with the Plan’s administrative procedures and safeguards for assuring and verifying that Plan provisions are applied consistently when making benefit determinations. The Committee must take into account all comments, documents, records, and other information submitted by the claimant relating to the claim, without regard to whether the information was submitted or considered in the initial benefit determination. The claimant may either represent himself or appoint a representative, either of whom has the right to inspect all documents pertaining to the claim and its denial. The Committee can schedule any meeting with the claimant or his representative that it finds necessary or appropriate to complete its review.
     The request for review must be filed within 90 days after the denial. If it is not, the denial becomes final. If a timely request is made, the Committee must make its decision, under normal circumstances, within 60 days of the receipt of the request for review. However, if the Committee determines that special circumstances require an extension of time for processing is required, the Committee may extend the review up to 120 days following the initial receipt of the request for a review. The Committee shall furnish written notice of the extension to the claimant prior to the termination of the initial 60-day period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the plan expects to render the determination on review.
     All decisions of the Committee must be in writing and must include the specific reasons for its action, the Plan provisions on which its decision is based, and a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits. If a decision is not given to the claimant within the review period, the claim is treated as if it were denied on the last day of the review period.
     6.07 Company to Supply Information. The Company shall supply full and timely information to the Committee, including, but not limited to, information relating to each Participant’s Base Compensation and Separation From Service, and such other pertinent facts as the Committee may require. When making a determination in connection with the Plan, the Committee shall be entitled to rely upon the aforesaid information furnished by the Company.
     6.08 Indemnity. To the extent permitted by applicable law, the Company shall indemnify and save harmless the Board, each member of the Committee, each delegate of the Committee or the Board and the Committee against any and all expenses, liabilities and claims (including legal fees incurred to investigate or defend against such liabilities and claims) arising out of their discharge in good faith of responsibilities under or incident to the Plan. Expenses and liabilities arising out of willful misconduct shall not be covered under this indemnity. This indemnity shall not preclude such further indemnities as may be available under insurance purchased by the Company or provided by the Company under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, as such indemnities are permitted under applicable law.

ARTICLE VII
PARTICIPATION IN THE PLAN BY AFFILIATES
     7.01 Adoption Procedure.
     (a) Except to the extent that an Affiliate specifically determines otherwise by appropriate action of its board of directors or noncorporate counterpart, as evidenced by a written instrument executed by an authorized officer of such an entity (approved by the board of directors or noncorporate counterpart of the Affiliate), each Affiliate shall participate in the Plan and shall be bound by all the terms, conditions and limitations of the Plan. The Committee and the Affiliate may agree to incorporate specific provisions relating to the operation of the Plan that apply to the Affiliate.
     (b) The provisions of the Plan may be modified so as to increase the obligations of an adopting Affiliate only with the consent of such Affiliate; such consent shall be conclusively presumed to be given by such Affiliate unless the Affiliate gives the Sponsor written notice of its rejection of the amendment within 30 days of the adoption of the amendment.
     (c) The provisions of the Plan shall apply separately and equally to each adopting Affiliate and its employees in the same manner as is expressly provided for the Sponsor and its employees, except that the power to appoint or otherwise affect the Committee and the power to amend or terminate the Plan shall be exercised by the Sponsor. The Committee shall act as the agent for each Affiliate that adopts the Plan for all purposes of administration thereof.
     (d) Any Affiliate may, by appropriate action of its board of directors or noncorporate counterpart, terminate its participation in the Plan. Moreover, the Committee may, in its discretion, terminate an Affiliate’s participation in the Plan at any time.
     (e) The Plan will terminate with respect to any Affiliate if the Affiliate ceases to be an Affiliate or revokes its adoption of the Plan by resolution of its board of directors or noncorporate counterpart evidenced by a written instrument executed by an authorized officer of the Affiliate. If the Plan terminates with respect to any Affiliate, the employees of that Affiliate will no longer be eligible to be Participants in the Plan.
     (f) The Plan, as maintained by the Affiliates, shall constitute a single plan rather than a separate plan for each Affiliate.
     7.02 No Joint Venture Implied. The document which evidences the adoption of the Plan by an Affiliate shall become a part of the Plan. However, neither the adoption of the Plan by an Affiliate nor any act performed by it in relation to the Plan shall ever create a joint venture or partnership relationship between it and any other Affiliate.

ARTICLE VIII
MISCELLANEOUS
     8.01 Plan Not Contract of Employment. The adoption and maintenance of the Plan shall not be deemed to be a contract between the Company and any individual or to be consideration for the employment of any individual. Nothing herein contained shall be deemed to (a) give any individual the right to be retained in the employ of the Company, (b) restrict the right of the Company to discharge any individual at any time, (c) give the Company the right to require any individual to remain in the employ of the Company, or (d) restrict any individual’s right to terminate his employment at any time.
     8.02 Funding. Plan benefits are a contractual obligation of the Company which shall be paid out of the Company’s general assets. The Plan is unfunded and Participants are merely unsecured creditors of the Company with respect to their benefits under the Plan.
     8.03 Alienation of Interest Forbidden. The interest of a Participant hereunder may not be sold, transferred, assigned, or encumbered in any manner, either voluntarily or involuntarily, and any attempt so to anticipate, alienate, sell, transfer, assign, pledge, encumber, or charge the same shall be null and void; neither shall the benefits hereunder be liable for or subject to the debts, contracts, liabilities, engagements or torts of any individual to whom such benefits or funds are payable, nor shall they be an asset in bankruptcy or subject to garnishment, attachment, or other legal or equitable proceedings. The provisions of this Section 8.03 shall not apply to a domestic relations order.
     8.04 Withholding. All benefits provided for hereunder shall be subject to applicable withholding and other deductions as are required of the Company under any applicable local, state or federal law.
     8.05 Amendment. The Compensation Committee of the Board may from time to time, in its discretion, amend, in whole or in part, any or all of the provisions of the Plan on behalf of any Company; provided, however, that no amendment may be made that would impair the rights of a Participant under the Plan.
     8.06 Severability. If any provision of the Plan shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining provisions hereof; instead, each provision shall be fully severable and the Plan shall be construed and enforced as if said illegal or invalid provision had never been included herein.
     8.07 Arbitration. Any controversy arising out of or relating to the Plan, including without limitation, any and all disputes, claims (whether in tort, contract, statutory or otherwise) or disagreements concerning the interpretation or application of the provisions of the Plan, the Company’s employment of the Participant and the termination of that employment, shall be resolved by arbitration in accordance with the Employee Benefit Plan Claims Arbitration Rules of the American Arbitration Association (the “AAA”) then in effect. No arbitration proceeding relating to the Plan may be initiated by either the Company or the Participant unless the claims review and appeals procedures specified in Section 6.06 have been exhausted. Within ten business days of the initiation of an arbitration hereunder, the Company and the Participant will each separately designate an arbitrator, and within 20 business days of selection, the appointed arbitrators will appoint a neutral arbitrator from the panel of AAA National Panel of Employee Benefit Plan Claims Arbitrators. The arbitrators shall issue their written decision (including a statement of finding of facts) within 30 days from the date of the close of the arbitration hearing. The decision of the arbitrators selected hereunder will be final and binding on both parties. This arbitration provision is expressly made pursuant to and shall be governed by the Federal Arbitration Act, 9 U.S.C. Sections 1-16 (or replacement or successor statute). Pursuant to Section 9 of the Federal Arbitration Act, the Company and all Participants agree that any judgment of the United States District Court for the District in which the headquarters of TMRC is located at the time of initiation of an arbitration hereunder shall be entered upon the award made pursuant to the arbitration. Nothing in this Section 8.07 shall be construed to, in any way, limit the scope and effect of Article VI. In any arbitration proceeding, full effect shall be given to the rights, powers, and authorities of the Committee under Article VI.
     8.08 Governing Law. All provisions of the Plan shall be construed in accordance with the laws of the State of Texas, except to the extent preempted by applicable law and except to the extent that the conflicts of laws provisions of the State of Texas would require the application of the relevant law of another jurisdiction, in which event the relevant law of the State of Texas will nonetheless apply, with venue for litigation being in Houston, Texas.

     IN WITNESS WHEREOF, the Sponsor has caused this instrument to be executed by its duly authorized officer this ___ day of _________, 2008, effective as of July 1, 2008.

THE MERIDIAN RESOURCE & EXPLORATION LLC
By:	/s/ Joseph A. Reeves, Jr.
Joseph A. Reeves, Jr., Manager

By:	/s/ Michael J. Mayell
Michael J. Mayell, Manager